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                                                                    EXHIBIT 99.3

                                  FORM OF PROXY

                        CEREUS TECHNOLOGY PARTNERS, INC.
                    Proxy for Annual Meeting of Stockholders
                               September 29, 2000
              (This proxy is solicited by the Board of Directors of
                        Cereus Technology Partners, Inc.)


         The undersigned stockholder of Cereus Technology Partners, Inc. hereby appoints Steven A. Odom and Juliet M. Reising, and each of them, with full power of substitution, proxies to vote the shares of stock which the undersigned could vote if personally present at the Annual Meeting of Stockholders of Cereus Technology Partners, Inc. to be held at 11:00 a.m., local time, on Friday, September 29, 2000, at Renaissance Waverly Hotel, 2450 Galleria Parkway, Atlanta, Georgia 30339 and any adjournment or postponement thereof.


         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3.


         1. To elect seven nominees to the Cereus board of directors to serve until the earlier of the expiration of their terms or the consummation of the merger.

         [    ]   FOR all nominees

         or

         Nominee:                      FOR           AGAINST         WITHHOLD
         --------                      ---           -------         --------
         Max E. Bobbitt                [ ]             [ ]              [ ]
         Gary H. Heck                  [ ]             [ ]              [ ]
         James M. Logsdon              [ ]             [ ]              [ ]
         Amy Newmark                   [ ]             [ ]              [ ]
         Steven A. Odom                [ ]             [ ]              [ ]
         Juliet M. Reising             [ ]             [ ]              [ ]
         Joseph R. Wright, Jr.         [ ]             [ ]              [ ]


            2.       To consider and vote upon a proposal to approve the Second
                  Amended and Restated Agreement and Plan of Merger, dated July 27, 2000, among Cereus, Eltrax Systems, Inc. and Solemn Acquisition Corporation, pursuant to which, among other things:


                  - Solemn will be merged with and into Cereus, resulting in Cereus becoming a wholly-owned subsidiary of Eltrax;

                  - at the effective time of the merger, each outstanding share of Cereus common stock, other than shares owned by Eltrax or Cereus, which will be cancelled, will be converted into the right to receive 1.75 fully paid and nonassessable shares of Eltrax common stock, which exchange ratio will be adjusted to 1.667 shares of Eltrax common stock if Cereus does not before September 1, 2000 (or September 18, 2000, under certain circumstances) amend the existing bridge facility between Eltrax and Cereus to provide Eltrax with an additional $5 million in borrowing availability under the bridge facility; and provided further that, in this event, the exchange ratio will be adjusted downward further if Eltrax sells all or any part of its hospitality services group for $8 million or more in cash in the aggregate before the merger; and



                  - at the effective time of the merger, each outstanding option and warrant to purchase Cereus common stock will be assumed by Eltrax and converted into an option or warrant (as the case may be) to purchase shares of Eltrax common stock as adjusted to account for the exchange ratio.

         [    ] FOR              [    ] AGAINST              [    ] ABSTAIN



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         3.       To transact such other business as may properly come before the Cereus annual meeting or any adjournments or postponements thereof.

         [    ] FOR               [    ] AGAINST             [    ] ABSTAIN

         Please date and sign exactly as your name appears on the envelope in which this material was mailed. If shares are held jointly, each stockholder should sign. Executors, administrators, trustees, etc. should use full title and, if more than one, all should sign. If the stockholder is a corporation, please sign full corporate name by an authorized officer. If the stockholder is a partnership, please sign full partnership name by an authorized person.



      Receipt of the joint proxy statement/prospectus dated August 30, 2000 is hereby acknowledged.


Dated:             , 2000

                                                --------------------------------


                                                --------------------------------
                                                Name(s) of Stockholder


                                                --------------------------------


                                                --------------------------------
                                                Signature(s) of Stockholder